Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Young Innovations, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138323, 333-61572, 333-65673, and 333-57742) on Form S-8 of Young Innovations, Inc. of our report dated March 12, 2008, with respect to the consolidated statements of income, stockholders’ equity and cash flows of Young Innovations, Inc. and subsidiaries for the year ended December 31, 2007, and the related financial statement schedule for 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Young Innovations, Inc.

/s/ KPMG LLP
Chicago, Illinois

March 12, 2010